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                                  Exhibit 11.1

                          CELLEGY PHARMACEUTICALS, INC.
                          (A Development-Stage Company)
             STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                (In thousands, except per share data, unaudited)
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
                                                                 Three Months Ended         Six Months Ended
                                                                      June 30,                  June 30,
                                                              ----------------------------------------------------
                                                                 1996         1995         1996          1995
                                                                 ----         ----         ----          ----

Average common shares outstanding                                3,876        3,227        3,856         2,865


Net Income (Loss)                                                $(992)        $306      $(1,856)        $(359)


Adjustments to income pursuant to the application
of the modified treasury stock method in accordance
with paragraph No. 38 of APB No. 15                                 $0         $225           $0            $0


Total                                                            $(992)        $531      $(1,856)        $(359)
                                                                 ======        ====      =======         =====


Net income (loss) per share                                     $(0.26)       $0.16       $(0.48)       $(0.13)
                                                                =======       =====       =======       ======
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